Saul Centers, Inc.

Schedule of Current Portfolio Properties

September 30, 2006

Property	Location	Leasable Area (Square Feet)	Year Developed or Acquired (Renovated)	Land Area (Acres)	Percentage Leased		Anchor / Significant Tenants
					Sep-06	Sep-05
Shopping Centers
Ashburn Village	Ashburn, VA	211,327	1994 /00 /01/02	26.4	99%	100%	Giant Food, Ruby Tuesday, Blockbuster, Hallmark Cards, Long & Foster
Beacon Center	Alexandria, VA	353,215	1972 (1993/99)	32.3	100%	100%	Lowe’s, Giant Food, Office Depot, Outback Steakhouse, Marshalls, Hancock Fabrics, Party Depot, Panera Bread
Belvedere	Baltimore, MD	54,941	1972	4.8	100%	100%	Family Dollar
Boca Valley Plaza	Boca Raton, FL	121,269	2004	12.7	97%	92%	Publix, Blockbuster, Wachovia Bank
Boulevard	Fairfax, VA	56,350	1994 (1999)	5.0	100%	100%	Panera Bread, Party City, Petco
Briggs Chaney MarketPlace	Silver Spring, MD	194,347	2004	18.2	100%	98%	Safeway, Ross Dress For Less, Chuck E Cheese, Family Dollar
Broadlands Village	Loudoun County, VA	107,286	2003	16.0	100%	100%	Safeway, Blockbuster
Broadlands Village II	Loudoun County, VA	30,193	2004	2.5	100%	100%	The Original Steakhouse and Sports Theatre, Bonefish Grill
Clarendon/Clarendon Station	Arlington, VA	11,808	1973/1996	0.6	100%	100%
Countryside	Loudoun County, VA	141,696	2004	16.0	97%	95%	Safeway, CVS Pharmacy
Cruse MarketPlace	Forsyth County, GA	78,686	2004	10.6	97%	97%	Publix
Flagship Center	Rockville, MD	21,500	1972, 1989	0.5	100%	100%
French Market	Oklahoma City, OK	244,724	1974 (1984/98)	13.8	93%	94%	Burlington Coat Factory, Bed Bath & Beyond, Famous Footwear, Lakeshore Learning Center, BridesMart, Staples, Dollar Tree
Germantown	Germantown, MD	27,241	1992	2.7	92%	100%	Total Health Medical Center
Giant	Baltimore, MD	70,040	1972 (1990)	5.0	100%	100%	Giant Food
The Glen	Lake Ridge, VA	134,317	1994	14.7	100%	99%	Safeway Marketplace, The Original Steakhouse and Sports Theatre
Great Eastern	District Heights, MD	254,448	1972 (1995)	23.9	99%	99%	Giant Food, Pep Boys, Big Lots, Capital Sports Complex
Hampshire Langley	Takoma Park, MD	131,700	1972 (1979)	9.9	100%	100%	Safeway, Blockbuster
Hunt Club Corners	Apopka, FL	101,454	2006	13.1	96%	N/A	Publix
Jamestown Place	Altamonte Springs, FL	96,372	2005	10.9	100%	N/A	Publix, Carrabas
Kentlands Square	Gaithersburg, MD	114,381	2002	11.5	100%	100%	Lowe’s, Chipotle
Kentlands Place	Gaithersburg, MD	40,648	2005	3.4	100%	100%	Elizabeth Arden’s Red Door Salon, Bonefish Grill

Exhibit 99

Saul Centers, Inc.

Schedule of Current Portfolio Properties

September 30, 2006

Property	Location	Leasable Area (Square Feet)	Year Developed or Acquired (Renovated)	Land Area (Acres)	Percentage Leased		Anchor /Significant Tenants
					Sep-06	Sep-05
Shopping Centers (continued)

Leesburg Pike	Baileys Crossroads, VA	97,752	1966 (1982/95)	9.4	100%	100%	Party Depot, CVS Pharmacy, FedEx Kinko’s, Hollywood Video

Lexington Pads	Lexington, KY	13,646	1974	4.1	100%	100%

Lumberton Plaza	Lumberton, NJ	193,044	1975 (1992/96)	23.3	99%	98%	SuperFresh, Rite Aid, Blockbuster, Ace Hardware

Shops at Monocacy	Frederick, MD	109,144	2004	13.0	100%	100%	Giant Food, Panera Bread

Olde Forte Village	Ft. Washington, MD	143,062	2003	16.0	94%	90%	Safeway, Blockbuster

Olney	Olney, MD	53,765	1975 (1990)	3.7	97%	97%	Rite Aid

Palm Springs Center	Altamonte Springs, FL	126,446	2005	12.0	100%	100%	Albertson’s, Office Depot, Mimi’s Cafe, Toojay’s Deli, Catherine’s

Ravenwood	Baltimore, MD	93,328	1972	8.0	100%	97%	Giant Food, Hollywood Video

Seabreeze Plaza	Palm Harbor, FL	146,673	2005	18.4	93%	N/A	Publix, Palm Harbor Health Food, World Gym, KidzKazoo, Fashion Bug

Seven Corners	Falls Church, VA	559,678	1973 (1994-7)	31.6	100%	99%	The Home Depot, Shoppers Club, Michaels, Barnes & Noble, Ross Dress For Less, G Street Fabrics, Off-Broadway Shoes, The Room Store, Dress Barn

Shops at Fairfax	Fairfax, VA	68,743	1975 (1993/99)	6.7	100%	100%	Super H Mart, Blockbuster

Smallwood Village Center	Waldorf, MD	197,861	2006	25.1	84%	N/A	Safeway, CVS

Southdale	Glen Burnie, MD	484,115	1972 (1986)	39.6	100%	99%	Giant Food, The Home Depot, Circuit City, Michaels, Marshalls, PetSmart, Value City Furniture, Athletic Warehouse

Southside Plaza	Richmond, VA	373,651	1972	32.8	97%	97%	Farmers Foods, CVS Pharmacy, Maxway, Citi Trends, City of Richmond

South Dekalb Plaza	Atlanta, GA	163,418	1976	14.6	95%	91%	Pep Boys, The Emory Clinic, Maxway, Consolidated Stores

Thruway	Winston-Salem, NC	354,726	1972 (1997)	30.5	93%	94%	Harris Teeter, Fresh Market, Borders Books, Bed Bath & Beyond, Stein Mart, Eckerd, Blockbuster, JoS. A Banks, Bonefish Grill, Chico’s, Ann Taylor, Pier 1 Kids, New Balance, Aveda Salon, Christies Hallmark

Village Center	Centreville, VA	143,109	1990	17.2	99%	99%	Giant Food, Tuesday Morning, Blockbuster

West Park	Oklahoma City, OK	76,610	1975	11.2	19%	54%	Family Dollar

White Oak	Silver Spring, MD	480,156	1972 (1993)	28.5	100%	100%	Giant Food, Sears, Rite Aid, Blockbuster

	Total Shopping Centers	6,476,870		600.2	96.9%	97.3%

Exhibit 99

Saul Centers, Inc.

Schedule of Current Portfolio Properties

September 30, 2006

Property	Location	Leasable Area (Square Feet)	Year Developed or Acquired (Renovated)	Land Area (Acres)	Percentage Leased		Anchor /Significant Tenants
					Sep-06	Sep-05
Office Properties

Avenel Business Park	Gaithersburg, MD	390,579	1981-2000	37.1	98%	97%	General Services Administration, VIRxSYS, Broadsoft, Arrow Financial Services, Quanta Systems, SeraCare Life Sciences, Panacos Pharmaceutical

Crosstown Business Center	Tulsa, OK	197,135	1975 (2000)	22.4	90%	90%	Compass Group, Roxtec, Outdoor Innovations, Auto Panels Plus, Gofit, Freedom Express

601 Pennsylvania Ave.	Washington, DC	226,604	1973 (1986)	1.0	100%	100%	National Gallery of Art, American Assn. of Health Plans, Credit Union National Assn., Southern Company, HQ Global, Pharmaceutical Care Management Assn., Freedom Forum, Capital Grille

Van Ness Square	Washington, DC	156,493	1973 (1990)	1.2	97%	95%	Team Video Intl, Office Depot, Pier 1

Washington Square	Alexandria, VA	235,042	1975 (2000)	2.0	100%	100%	Vanderweil Engineering, World Wide Retail Exchange, EarthTech, Thales, Cooper Carry, Bank of America, Trader Joe’s, Kinko’s, Talbot’s, Blockbuster

	Total Office Properties	1,205,853		63.7	97.3%	96.8%

	Total Portfolio	7,682,723		663.9	97.0%	97.2%

Development Parcels

Broadlands Village III	Loudoun County, VA	2002	5.5	Construction substantially completed June 30, 2006. Space is 100% leased and several tenants have commenced operations beginning the 3rd quarter 2006.

Clarendon Center	Arlington, VA	2002	1.3	Obtained zoning approvals from County, June 2006. Architects and engineers drafting construction documents.

Lansdowne Town Center	Loudoun County, VA	2002	23.4	Site work and construction commenced November 2005. Grocery store lease executed with Harris Teeter and the approximately 190,000 square foot development is approximately 68% leased. Construction substantial completion projected 4th quarter 2006, and tenants have commenced operations beginning October 2006.

Ashland Square	Dumfries, VA	2004	19.3	Site plan approval recieved from Prince William County for 125,000 SF shopping center development. Site work commenced during the 3rd quarter 2006.

Lexington Center	Lexington, KY	1974	26.0	Subsequent to the execution of a new land use agreement, redevelopment commenced for approximately 26 of the property’s 30 acres in September 2005, with site planning and conceptual designs underway.

New Market	New Market, MD	2005	35.5	Parcel will accommodate retail development in excess of 120,000 SF the I-70, east of Frederick, Maryland.

	Total Development Properties		111.0

Exhibit 99